Exhibit 99.1

                                                                             MFA



PRESS RELEASE                                        FOR IMMEDIATE RELEASE

April 23, 2003                                       NEW YORK METRO

CONTACT:  William Gorin                              NYSE:  MFA
          (212) 207-6407
          www.mfa-reit.com

                         MFA Mortgage Investments, Inc.
               Announces First Quarter Earnings Per Share of $0.33

     MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $15.3 million, or $0.33 per share, for the first quarter ended March 31, 2003 versus $9.6 million, or $0.28 per share, for the first quarter ended March 31, 2002. As of March 31, 2003, stockholders' equity was $372.1 million, or $8.03 per share.

     On March 13, 2003, MFA announced a first quarter 2003 common stock dividend of $0.28 per share. MFA has set its $0.28 quarterly dividend at a level which management believes to be sustainable over time, periodically adding special dividends, which at a minimum, satisfy the REIT qualification requirement that at least 90% of taxable income be distributed on an annual basis. The first quarter dividend will be paid on April 30, 2003 to stockholders of record as of March 28, 2003. Based on MFA's opening share price of $9.29 on April 22, 2003, the first quarter dividend rate of $0.28 per share, represents an annualized yield of 12.1%.

     Stewart Zimmerman, Chairman, and Chief Executive Officer, commented on the first quarter 2003 results, "MFA's fundamentals remain solid and we continue to generate strong operating results. We remain well positioned for this period of economic uncertainty. Approximately 98.5% of our assets consist of mortgage-backed MBS ("MBS") issued or guaranteed by an agency of the United States government, other MBS rated "AAA" by Standard & Poors Corporation and cash. All of the adjustable-rate MBS currently in our portfolio will have their coupons reset within a time frame of the next one to 36 months, thereby reducing interest rate risk. In addition, we believe that we utilize less leverage than other comparable financial institutions that have a similar asset composition."

     MFA continues to benefit from low financing costs. For the first quarter of 2003, MFA's cost of borrowed funds was approximately 1.91% while the yield on its interest-earning assets was approximately 3.66%. MFA's borrowing costs continued to trend down, in line with the cost of LIBOR-based funding. MFA's yield on interest-earning assets continues to be negatively impacted by high prepayment speeds in the MBS portfolio which results in an acceleration in premium amortization. The portfolio spread, the difference between our interest-earning asset portfolio yield and our cost of funds, was 1.75% for the first quarter of 2003. The net interest margin, net interest income divided by average interest earning assets, was 1.93% for the quarter.

     Mr. Zimmerman continued, "While our spread was impacted by prepayments, we continue to find asset pricing and effective yields very attractive and combined with our tax-efficient REIT structure, we generated a return on equity for the first quarter of 16.5%."

     The prepayment speed on MFA's MBS portfolio averaged 33% Constant Prepayment Rate ("CPR") during the first quarter of 2003. Mr. Zimmerman explained that, "given the positive slope of the yield curve, we expect adjustable-rate mortgage rates to remain below fixed mortgage rates. As of March 31, 2003, the average coupon of our MBS portfolio was approximately 4.92% and our average purchase price was 102.3%. Geopolitical uncertainty caused interest rates to decline to new 40-year lows in March of 2003 and we expect prepayment speeds on our MBS may continue at their current levels. However, we do not foresee long-term interest rates experiencing continued significant declines in 2003 and therefore expect that prepayments will slow later in the year, as mortgage rates no longer test historic lows."

     MFA finances the acquisition of its MBS primarily by borrowing at short-term rates using repurchase agreements. At March 31, 2003, the debt-to-equity ratio was 8.6:1 while the assets-to-equity ratio was approximately 9.7:1. Over time, MFA expects to maintain the assets-to-equity ratio within a range of 9:1 to 11:1.

     MFA continues to invest in adjustable-rate MBS and 3/1 hybrid MBS, which are adjustable-rate MBS with a fixed interest rate for an initial period of up to three years before converting to a one-year adjustable-rate for the remaining loan term. As of March 31, 2003, the weighted average term to repricing of the MBS portfolio was approximately 19.7 months. Approximately 33% of MFA's MBS had interest rates adjusting within the next 12 months, 44% had interest rates adjusting within the next 13 to 24 months, and 23% had interest rates adjusting within the next 25 to 36 months. As of March 31, 2003, the repurchase agreements funding these assets ranged in terms from one month to 18 months, with an average term of approximately 6.4 months.

     Management continues to see an increased supply of 5/1 hybrid MBS, which are adjustable-rate MBS with a fixed interest rate for an initial period of five years before converting to one-year adjustable-rate for the remaining loan term. The company believes that this increased supply has created value and we intend to expand our investment universe to include hybrid 5/1 MBS in 2003. MFA intends to finance these acquisitions with certain longer term repurchase agreements.

     MFA's objective is to generate a high level of income while maintaining asset quality and protecting principal invested in its portfolio of high-quality adjustable-rate MBS and other assets. At March 31, 2003, MFA had total assets of approximately $3.6 billion. As of that date, approximately 98.5% of these assets consisted of MBS issued or guaranteed by an agency of the United States government or a federally chartered corporation, such as Ginnie Mae, Fannie Mae or Freddie Mac, other MBS rated "AAA" by Standard & Poors Corporation and cash. At March 31, 2003, MFA also owned interests in six multifamily apartment properties consisting of a total of 1,473 rental units.

    Information contained in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, without limitation, MFA's future performance, plans and objectives, future operations and projections of revenue and other financial items. These forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.

                         MFA MORTGAGE INVESTMENTS, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                      March 31,          December 31,
(In Thousands, Except Share and per Share Amounts)                       2003                2002
                                                                   -----------------   -----------------
                                                                   (Unaudited)
Assets:
  Mortgage backed securities ("MBS")                               $  3,535,72         $  3,485,319

  Cash and cash equivalents                                              34,93               64,087

  Restricted cash                                                         2,300                  39

  Accrued interest and dividends receivable                              19,749              19,472

  Interest rate cap agreements                                              770               1,108

  Equity interest in real estate investments                              3,721               3,806

  Real estate                                                            21,825              21,986

  Goodwill, net                                                           7,189               7,189

  Prepaid and other assets                                                1,353                 853
                                                                   -----------------   -----------------
                                                                   -----------------   -----------------
                                                                   $  3,627,560        $  3,603,859
                                                                   =================   =================

Liabilities:
  Repurchase agreements                                            $  3,211,577        $  3,185,910

  Accrued interest payable                                               13,535              14,299

  Mortgages payable on real estate                                       16,295              16,337

  Dividends payable                                                      13,105              14,952

  Accrued expenses and other liabilities                                    976               1,161
                                                                   -----------------   -----------------
                                                                   -----------------   -----------------
                                                                   $  3,255,488        $  3,232,659
                                                                   =================   =================
                                                                   =================   =================


Commitments and contingencies                                                -                    -

Stockholders' Equity:
  Common stock, $.01 par value; 375,000,000 shares authorized;
   46,354,605 and 46,270,855 issued and outstanding at

   March 31, 2003 and December 31, 2002, respectively                       464                 463

  Additional paid-in capital                                            359,767             359,359

  Accumulated deficit                                                   (10,178)            (12,417)

  Accumulated other comprehensive income                                 22,019              23,795
                                                                   -----------------   -----------------

                                                                        372,072             371,200
                                                                   -----------------   -----------------
                                                                   $  3,627,560        $  3,603,859
                                                                   =================   =================

                         MFA MORTGAGE INVESTMENTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    Three Months Ended
                                                                                        March 31,
                                                                       ---------------------------------------------
                                                                               2003                    2002
                                                                       ---------------------   ---------------------
(In Thousands, Except per Share Amounts)                                               (Unaudited)
Interest and Dividend Income:
MBS income                                                             $             32,065    $             26,638
Corporate debt securities income                                                          -                     321
Dividend income                                                                           -                      39
Interest income on temporary cash investments                                           123                     255
                                                                       ---------------------   ---------------------
                                                                       ---------------------   ---------------------
      Total Interest and Dividend Income                                             32,188                  27,253
                                                                       ---------------------   ---------------------
                                                                       ---------------------   ---------------------

Interest Expense on Repurchase Agreements                                            14,967                  13,483
                                                                       ---------------------   ---------------------

      Net Interest and Dividend Income                                               17,221                  13,770
                                                                       ---------------------   ---------------------

Other Income (Loss):
Income from equity interest in real estate                                             (100)                     59
Revenue from operations of real estate                                                  427                       -
Net gain on sale of securities                                                            -                     414
Other-than-temporary impairment on investment securities                                  -                  (3,474)
                                                                       ---------------------   ---------------------

      Total Other Income/(Loss)                                                         327                  (3,001)
                                                                       ---------------------   ---------------------

Operating and Other Expense:
Compensation and benefits                                                               951                     819
Real estate operating expense                                                           347                       -
Mortgage interest on real estate                                                        203                       -
Other general and administrative                                                        703                     393
                                                                       ---------------------   ---------------------
      Total Operating and Other Expense                                               2,204                   1,212
                                                                       ---------------------   ---------------------
                                                                       ---------------------   ---------------------

      Net Income                                                       $             15,344    $              9,557
                                                                       =====================   =====================

Income Per Share:
Net income per share - basic                                           $               0.33    $                  0
Weighted average shares outstanding - basic                                          46,316                  34,329

Net income per share - diluted                                         $               0.33    $                  0
Weighted average shares outstanding - diluted                                        46,378                  34,453
